Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and between
FREYR BATTERY
and
FREYR BATTERY, INC.
dated as of
October 13, 2023

TABLE OF CONTENTS
i

Exhibit 2.1

ii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 13, 2023, is by and between FREYR Battery, a public limited liability company (société anonyme), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 22-24, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B251199 (“FREYR Luxembourg”) and FREYR Battery, Inc., a Delaware corporation and wholly owned subsidiary of FREYR Luxembourg (“FREYR Delaware”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 8.5 or as otherwise defined elsewhere in this Agreement. FREYR Luxembourg and FREYR Delaware are sometimes referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, the board of directors of each Party has (a) determined that this Agreement is advisable and fair to, and in the best interests of, its stockholders, and (b) approved this Agreement;
WHEREAS, it is proposed that the Parties effect the absorption of FREYR Luxembourg by FREYR Delaware through the merger of FREYR Luxembourg with and into FREYR Delaware, with FREYR Delaware being the surviving corporation;
WHEREAS, prior to the date hereof, FREYR Luxembourg and FREYR Delaware entered into that certain Common Draft Terms of Cross-Border Merger, dated as of September 29, 2023 (the “Common Draft Terms of Cross-Border Merger”), which is attached hereto as Exhibit A, pursuant to which FREYR Luxembourg and FREYR Delaware have agreed, subject to the terms and conditions thereof, to effect the Redomiciliation (as defined in Section 1.2(a)), whereby each of (a) the issued and outstanding ordinary shares, without nominal value, of FREYR Luxembourg (the “Ordinary Shares”) (other than any Treasury Shares (as defined in Section 2.1(e)) immediately prior to the Effective Time (as defined in Section 1.1(c)) will automatically be cancelled and FREYR Delaware shall issue as consideration therefor shares of common stock, par value $0.01 per share, of FREYR Delaware (the “Common Stock”) and (b) the issued and outstanding warrants of FREYR Luxembourg (“FREYR Warrants”) shall become exercisable for the Common Stock (the “FREYR Delaware Warrants”) after which the shareholders and warrantholders of FREYR Luxembourg would hold stock and warrants, respectively, in a Delaware corporation rather than a Luxembourg company;
WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, FREYR Luxembourg will merge with and into FREYR Delaware, the separate corporate existence of FREYR Luxembourg will cease and FREYR Delaware will be the Surviving Corporation (as defined below);
WHEREAS, the Parties intend that, for United States federal and applicable state and local income tax purposes, the Merger (as defined below) will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder (the “Intended U.S. Tax

Treatment”), to which each of FREYR Luxembourg and FREYR Delaware are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);
WHEREAS, the boards of directors of each of FREYR Luxembourg and FREYR Delaware has, subject to and in accordance with this Agreement, resolved to recommend the approval or adoption of this Agreement and the Transactions by its respective stockholders; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also prescribe various conditions to the Transactions.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
ARTICLE I

MERGER; REDOMICILIATION
Section 1.1The Merger.
(a)Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement and the Common Draft Terms of Cross-Border Merger, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.1(c)), FREYR Luxembourg shall be merged with and into FREYR Delaware (the “Merger”), whereupon the separate existence of FREYR Luxembourg will cease, with FREYR Delaware surviving the Merger (FREYR Delaware, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a company incorporated in Delaware. The Merger shall have the effects provided in this Agreement and as specified in the DGCL and the Common Draft Terms of Cross-Border Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of FREYR Luxembourg immediately before the Effective Time will vest in, and become the property, privileges, powers and franchises of , the Surviving Corporation; and (b) debts, liabilities and duties of the FREYR Luxembourg will become the debts, liabilities and duties of the Surviving Corporation.
(b)The Merger shall become effective between the Parties at 11:59:59 p.m., Luxembourg Time on December 31, 2023 subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied by action to be taken at the Effective Time, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Effective Time), unless another date or time or place is agreed to in writing by FREYR Luxembourg and FREYR Delaware. The date on which the Effective Time takes place is referred to as the “Closing Date”.
(c)On or before December 29, 2023, the Parties shall cause (i) the FREYR Delaware Certificate and (ii) a certificate of ownership and merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the DSOS as provided under the DGCL and make any other filings, recordings or publications required to be made by FREYR Luxembourg or FREYR Delaware under the DGCL in connection with the Merger. The Merger shall become effective at 11:59:59 p.m., Luxembourg time on December 31, 2023 or on such other date and time as shall be agreed to by FREYR Luxembourg and FREYR Delaware and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).
Section 1.2The Redomiciliation. Pursuant to, and subject to the terms and conditions of, the Common Draft Terms of Cross-Border Merger, FREYR Luxembourg and FREYR Delaware shall implement a cross-border merger in accordance with Articles 1020-1 to 1021-19 of Chapter 2 on Mergers of the Luxembourg Law, whereby each of (i) the issued and outstanding Ordinary Shares (other than any Treasury Shares) immediately prior to the Effective Time will automatically be cancelled and FREYR Delaware shall issue as consideration therefor one (1) validly issued, fully paid an non-assessable Common Stock per Ordinary Share to the shareholders of FREYR Luxembourg and (ii) the issued and outstanding FREYR Warrants shall be exercisable for one (1) Common Stock and assumed by FREYR Delaware (the “Redomiciliation”).
Section 1.3Governing Documents. At the Effective Time, the FREYR Delaware Certificate and the FREYR Delaware Bylaws shall be amended and restated in their entirety to read as the certificate of incorporation and bylaws, respectively, of FREYR Delaware as in effect immediately following the Effective Time, and as so amended, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
Section 1.4Officers and Directors. The directors of FREYR Luxembourg immediately prior to the Effective Time, from and after the Effective Time, shall be the directors of the Surviving Corporation, and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal. The officers of FREYR Luxembourg immediately prior to the Effective Time, from and after the Effective Time, shall be the officers of the Surviving Corporation, and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.
ARTICLE II

TREATMENT OF SECURITIES
Section 2.1Treatment of Ordinary Shares and FREYR Warrants.

(a)Treatment of Ordinary Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of FREYR Luxembourg or of FREYR Delaware, each Ordinary Share issued and outstanding immediately prior to the Effective Time (other than any Treasury Shares) will automatically be cancelled and FREYR Delaware shall issue as consideration therefor validly issued, fully paid and non-assessable Common Stock on a one-to-one basis, in each case without interest and net of any applicable withholding Taxes, subject to the provisions of this Article II. From and after the Effective Time, all such Ordinary Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Ordinary Shares (other than any Treasury Shares) shall cease to have any rights with respect thereto, except for the right to receive the Common Stock in accordance with this Section 2.1(a).
(b)Treatment of FREYR Public Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of FREYR Luxembourg or of FREYR Delaware and in accordance with the terms of Amendment No. 2 to the Warrant Agreement, each FREYR Public Warrant issued and outstanding immediately prior to the Effective Time shall be exercisable for one (1) Common Stock.
(c)Treatment of FREYR Private Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of FREYR Luxembourg or of FREYR Delaware and in accordance with the terms of Amendment No. 2 to the Warrant Agreement, each FREYR Private Warrant issued and outstanding immediately prior to the Effective Time shall be exercisable for one (1) Common Stock.
(d)Treatment of FREYR EDGE Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of FREYR Luxembourg or of FREYR Delaware in accordance with the same terms as those that currently govern such warrants, each FREYR EDGE Warrant issued and outstanding immediately prior to the Effective Time shall be exercisable for one (1) Common Stock.
(e)Cancellation and Conversion of Ordinary Shares and Common Stock. At the Effective Time, each (i) Ordinary Share issued and outstanding immediately prior to the Effective Time that is held in treasury by FREYR Luxembourg (the “Treasury Shares”) and (ii) Common Stock of FREYR Delaware issued and outstanding (and held by FREYR Luxembourg) immediately prior to the Effective Time (collectively, the “Cancelled Shares”) shall be cancelled by virtue of and simultaneously with the Merger and shall cease to exist.
Section 2.2Direct Registration of Common Stock and FREYR Delaware Warrants.
(a)At the Effective Time, (i) record ownership of the Common Stock and FREYR Delaware Warrants into which the issued and outstanding Ordinary Shares and FREYR Warrants, respectively, were converted in accordance with Section 2.1 shall, except as provided in clause (ii), be kept in uncertificated, book entry form by FREYR Delaware’s transfer agent, and (ii) any certificate representing such Ordinary Shares and FREYR Warrants shall automatically represent the same number of Common Stock and FREYR Delaware Warrants, respectively.

(b)At the Effective Time, the stock transfer books of FREYR Luxembourg shall be closed and from and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Ordinary Shares that were outstanding immediately prior to the Effective Time.
Section 2.3Treatment of FREYR Luxembourg Equity Awards.
(a)At the Effective Time, each right and obligation under the equity-based benefit and compensation plans and programs and agreements providing for the grant or award of restricted stock, stock units, stock options, warrants, stock appreciation rights, performance shares, performance units, dividend equivalent rights, and share awards (collectively, the “FREYR Luxembourg Equity Plans”), including the 2019 Incentive Stock Option Plan of FREYR AS issued on September 11, 2019, the 2021 Equity Incentive Plan (amended and restated as of May 10, 2023) of FREYR Luxembourg, and the stock option agreement, dated as of July 13, 2021 entered into by and between FREYR Luxembourg and Tom Einar Jensen, to the employees, directors and other service providers of FREYR Luxembourg as listed on Schedule A shall be assumed by FREYR Delaware and shall be converted into a corresponding equity award with respect to Common Stock on a one-to-one basis. To the extent a FREYR Luxembourg Equity Plan provides for awards of incentive stock options pursuant to Section 422 of the Code, approval of such plan by FREYR Luxembourg, as the sole stockholder of FREYR Delaware, shall to the extent necessary be deemed, as of the Effective Time, to constitute FREYR Delaware’s stockholder approval for purposes of Section 422(b) of the Code. As of the Effective Time, each equity or equity-based award granted under the FREYR Luxembourg Equity Plans shall be cancelled and the recipient of such award shall have no right or interest in such award or any underlying Ordinary Shares other than receipt of a corresponding equity or equity-based award with respect to Common Stock as set forth in this Section 2.3.
(b)At the Effective Time, each FREYR Luxembourg Equity Plan shall be assumed by FREYR Delaware, and the outstanding options or other awards or benefits available under the terms of the FREYR Luxembourg Equity Plans at and following the Effective Time shall, to the extent permitted by law and otherwise reasonably practicable be exercisable, payable, issuable or available upon the same terms and conditions as under such FREYR Luxembourg Equity Plans and the agreements relating thereto immediately prior to the Effective Time (including, for greater certainty, having the same option exercise or measurement price) except that all references to the “Company” or FREYR Luxembourg in the FREYR Luxembourg Equity Plans shall be references to FREYR Delaware.
Section 2.4Withholding. FREYR Luxembourg and FREYR Delaware shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such amounts under the Code, or any applicable provisions of state, local or foreign Tax Law. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Entity and (ii) to the extent duly remitted, treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FREYR LUXEMBOURG
Except as disclosed in the FREYR Luxembourg SEC Documents filed or furnished with the SEC since February 16, 2021 and publicly available prior to the date hereof (but excluding, in each case, any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section or any other disclosures included therein to the extent they are predictive or forward-looking in nature) (it being understood that this clause shall not apply to Section 3.2), FREYR Luxembourg represents and warrants to FREYR Delaware as set forth below in this Article III.
Section 3.1Qualification, Organization, Subsidiaries, etc. Each of FREYR Luxembourg and the FREYR Luxembourg Subsidiaries is a legal entity duly organized or incorporated, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of FREYR Luxembourg and the FREYR Luxembourg Subsidiaries is qualified to do business and, where relevant, is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a FREYR Luxembourg Material Adverse Effect and which would not reasonably be expected to prevent, materially impede or materially delay FREYR Luxembourg’s ability to consummate the Merger, the Redomiciliation and the other transactions contemplated by this Agreement.
Section 3.2Capitalization. The authorized share capital of FREYR Luxembourg (including the issued share capital) is set at USD 245,000,000 and represented by 245,000,000 Ordinary Shares without nominal value. As of September 30, 2023, (i)(A) 139,705,234 Ordinary Shares were issued and outstanding, (B) 148,370 Ordinary Shares were held in treasury and (C) no Ordinary Shares were held by Subsidiaries of FREYR Luxembourg, (ii) stock options to purchase 11,580,422 Ordinary Shares were outstanding and had a weighted average exercise price of $8.88 per share (for equity compensation plans approved by security holders and assuming that any applicable performance goals relating to market-based awards that are incomplete as of the date hereof are achieved) and $6.60 per share (for equity compensation arrangements not approved by security holders), (iii) FREYR Luxembourg RSU Awards with respect to 156,870 Ordinary Shares were outstanding, (iv) 25,000,000 Ordinary Shares were reserved for issuance pursuant to FREYR Luxembourg Equity Plan and (v) 26,800,975 Ordinary Shares were reserved for issuance pursuant to the exercise of the FREYR Warrants. All the outstanding Ordinary Shares are, and all Ordinary Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. None of the FREYR Luxembourg Subsidiaries owns any Ordinary Shares of FREYR Luxembourg.
Section 3.3Corporate Authority Relative to this Agreement; No Violation.

(a)FREYR Luxembourg has all requisite corporate power and authority to enter into this Agreement and, subject (in the case of the Merger and Redomiciliation) to receipt of the FREYR Luxembourg Shareholder Approval and the satisfaction or waiver of the conditions set forth in this Agreement and the Common Draft Terms of Cross-Border Merger to the Merger, to consummate the Transactions, including the Merger and the Redomiciliation. The execution and delivery of this Agreement and the Common Draft Terms of Cross-Border Merger and the consummation of the Transactions have been duly and validly authorized by the FREYR Luxembourg Board of Directors (in the case of the Merger, except for (i) the receipt of the FREYR Luxembourg Shareholder Approval and (ii) the filing of the Certificate of Merger with the DSOS, as further set forth above) no other corporate proceedings on the part of FREYR Luxembourg are necessary to authorize the consummation of the Transactions. On or prior to the date hereof, the FREYR Luxembourg Board of Directors has unanimously (A) determined that the terms of the Redomiciliation and Merger are fair to, and in the best interests of, FREYR Luxembourg and its shareholders, (B) determined that it is in the best interests of FREYR Luxembourg and its shareholders to enter into, and declared advisable, this Agreement and (C) approved the execution and delivery by FREYR Luxembourg of this Agreement, the performance by FREYR Luxembourg of its covenants and agreements contained herein and the consummation of the Merger upon the terms, and subject to the conditions, contained herein. This Agreement has been duly and validly executed and delivered by FREYR Luxembourg and, assuming this Agreement constitutes the valid and binding agreement of FREYR Delaware, constitutes the valid and binding agreement of FREYR Luxembourg, enforceable against FREYR Luxembourg in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and subject to general principles of equity (the “Bankruptcy and Equity Exceptions”).
(b)Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the Luxembourg Law, and (v) any applicable requirements of the New York Stock Exchange (“NYSE”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by FREYR Luxembourg of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a FREYR Luxembourg Material Adverse Effect and which would not reasonably be expected to prevent, materially impede or materially delay FREYR Luxembourg’s ability to consummate the Merger and the other transactions contemplated by this Agreement.
Section 3.4Finders and Brokers. Neither FREYR Luxembourg nor any FREYR Luxembourg Subsidiary has employed any investment banker, broker or finder in connection with the Transactions.
Section 3.5Taxes. FREYR Luxembourg has not taken any action, nor to the knowledge of FREYR Luxembourg or any of its Subsidiaries are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying for the Intended U.S. Tax Treatment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FREYR DELAWARE
Except as disclosed in the FREYR Delaware SEC Documents filed or furnished with the SEC since September 8, 2023 and publicly available prior to the date hereof (but excluding, in each case, any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section or any other disclosures included therein to the extent they are predictive or forward-looking in nature) (it being understood that this clause shall not apply to Section 4.2), FREYR Delaware represents and warrants to FREYR Luxembourg as set forth below in this Article IV.
Section 4.1Qualification, Organization, etc. FREYR Delaware is a legal entity duly organized or incorporated, validly existing and, where relevant, in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. FREYR Delaware is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a FREYR Delaware Material Adverse Effect and which would not reasonably be expected to prevent, materially impede or materially delay FREYR Delaware’s ability to consummate the Merger, the Redomiciliation and the other transactions contemplated by this Agreement.
Section 4.2Capitalization. The authorized share capital of FREYR Delaware consists of 1,000 Common Stock, $0.01 par value. As of September 30, 2023, (i) 100 Common Stock were issued and outstanding and (ii) no Common Stock were held in treasury. All the outstanding Common Stock are duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. FREYR Delaware has no assets or property other than a de minimis amount of assets to facilitate its organization or maintain its legal existence.
Section 4.3Corporate Authority Relative to this Agreement; No Violation.
(a)FREYR Delaware has all requisite corporate power and authority to enter into this Agreement and, subject (in the case of the Merger and Redomiciliation) to receipt of the FREYR Delaware Stockholder Approval and the satisfaction or waiver of the conditions set forth in this Agreement and the Common Draft Terms of Cross-Border Merger to the Merger, to consummate the Transactions, including the Merger and the Redomiciliation. The execution and delivery of this Agreement and the Common Draft Terms of Cross-Border Merger and the consummation of the Transactions have been duly and validly authorized by the FREYR Delaware Board of Directors (in the case of the Merger except for (i) the receipt of the FREYR Delaware Stockholder Approval and (ii) the filing of the Certificate of Merger with the DSOS, as further set forth above) no other corporate proceedings on the part of FREYR Delaware are necessary to authorize the consummation of the Transactions. On or prior to the date hereof, the FREYR Delaware Board of Directors has unanimously (A) determined that the terms of the Redomiciliation and Merger are fair to, and in the best interests of, FREYR Delaware and its stockholder, (B) determined that it is in the best interests of FREYR Delaware and its stockholder to enter into, and declared advisable, this Agreement and (C) approved the execution and delivery by FREYR Delaware of this Agreement, the performance by FREYR Delaware of its covenants and agreements contained herein and the consummation of the Merger upon the terms, and subject to the conditions, contained herein. This Agreement has been duly and validly executed and delivered by FREYR Delaware and, assuming this Agreement constitutes the valid and binding agreement of FREYR Luxembourg, constitutes the valid and binding agreement of FREYR Delaware, enforceable against FREYR Delaware in accordance with its terms, except as may be limited by Bankruptcy and Equity Exceptions.
(b)Other than in connection with or in compliance with (i) the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the Luxembourg Law and (v) any applicable requirements of the NYSE, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by FREYR Delaware of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a FREYR Delaware Material Adverse Effect and which would not reasonably be expected to prevent, materially impede or materially delay the ability of FREYR Delaware to consummate the Merger and the other transactions contemplated by this Agreement.
Section 4.4Taxes. FREYR Delaware has not taken any action, nor to the knowledge of FREYR Delaware are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying for the Intended U.S. Tax Treatment.
ARTICLE V

ADDITIONAL AGREEMENTS
Section 5.1Tax Matters. The Parties (i) hereby agree and acknowledge that, for U.S. federal, and applicable state and local, income Tax purposes, it is intended that the Merger qualify for the Intended U.S. Tax Treatment, (ii) shall not, and shall not permit or cause any of their Affiliates or Subsidiaries, in the case of FREYR Luxembourg, to, knowingly take any action, or fail to take any action, that would reasonably be expected to prevent, impair or impede the Intended U.S. Tax Treatment, and (iii) shall not take any position inconsistent with (whether in audits, Tax returns or otherwise) such treatment unless required to do so pursuant to a “determination” (within the meaning of Section 1313(a) of the Code).
Section 5.2Director and Officer Resignations. FREYR Delaware shall use its reasonable best efforts to cause to be delivered to FREYR Luxembourg prior to the Closing Date resignations executed by each director and officer of FREYR Delaware in office as of immediately prior to the Effective Time and effective upon the Effective Time. For the avoidance of doubt, the directors and officers of FREYR Delaware in office as of immediately prior to the Effective Time shall not be prevented from serving as directors and officers of the Surviving Corporation following the Effective Time, and the Surviving Corporation, in its discretion and in accordance with the FREYR Delaware Certificate and FREYR Delaware Bylaws, may appoint such Persons as directors and officers following the Effective Time.

Section 5.3Further Assurances and Closing Conditions. Each of the Parties shall use its commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the Transactions and (b) cause the conditions set forth in Article VI to be satisfied as soon as reasonably practicable after the date of this Agreement.
ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.1Conditions to Each Party’s Obligations to Effect the Merger. The obligations of FREYR Luxembourg and FREYR Delaware to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any and all of which may be waived in writing in whole or in part by both of FREYR Luxembourg and FREYR Delaware, to the extent permitted by applicable Law:
(a)Stockholder Approval. The (i) FREYR Luxembourg Shareholder Approval shall have been obtained and (ii) the FREYR Delaware Stockholder Approval shall have been obtained;
(b)Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened that has not been withdrawn;
(c)Adverse Laws or Orders. No Adverse Law or Order shall have occurred or be in effect, and none of the Parties to this Agreement and the Common Draft Terms of Cross-Border Merger is subject to any decree, order or injunction that prohibits the consummation of the Redomiciliation;
(d)Listing. The Common Stock and FREYR Delaware Warrants to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;
(e)Authorization. Other than the filing of the Certificate of Merger, all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required to consummate the Redomiciliation, including any required filings under applicable U.S. state and Luxembourg securities laws, have been obtained or made; and
(f)Consents. All consents of any third party required to consummate the Redomiciliation have been obtained.

ARTICLE VII

TERMINATION
Section 7.1Termination. This Agreement may be terminated and any of the Transactions may be abandoned by mutual written consent of FREYR Luxembourg and FREYR Delaware.
Section 7.2Effect of Termination. In the event of the valid termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become null and void, and there shall be no liability on the part of any Party, except that the last sentence of this Section 7.2, Section 8.3 through Section 8.13 shall survive such termination.
ARTICLE VIII

MISCELLANEOUS
Section 8.1Amendment and Modification; Waiver.
(a)Subject to applicable Law, this Agreement may be amended, modified and supplemented by written agreement of the Parties. This Agreement may not be amended, modified and supplemented except by an instrument in writing signed on behalf of each of the Parties.
(b)At any time and from time to time prior to the Effective Time, either FREYR Luxembourg, on one hand, or FREYR Delaware, on the other hand, may, to the extent legally permitted and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties made by the other Party, and (iii) waive compliance with any of the agreements by the other Party.
Section 8.2Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.
Section 8.3Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses.
Section 8.4Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), delivered through electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice shall be deemed to be given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to FREYR Luxembourg, to:

FREYR Battery
22-24, Boulevard Royal
L-2449 Luxembourg
Grand Duchy of Luxembourg
Attention:    Are L. Brautaset
Email:        are.brautaset@freyrbattery.com
with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate
London, United Kingdom
EC2N 4BQ
Attention:    Danny Tricot
        Denis Klimentchenko
Email:        danny.tricot@skadden.com
        denis.klimentchenko@skadden.com
and

Arendt & Medernach SA
41A avenue J.F. Kennedy
L-2082 Luxembourg
Grand Duchy of Luxembourg
Attention:    Bob Calmes
Email:        Bob.Calmes@arendt.com
if to FREYR Delaware, to:

FREYR Battery, Inc.
c/o The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801
Attention:    Are L. Brautaset
Email:        are.brautaset@freyrbattery.com
with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate
London, United Kingdom

EC2N 4BQ
Attention:    Danny Tricot
        Denis Klimentchenko
Email:        danny.tricot@skadden.com
        denis.klimentchenko@skadden.com

Section 8.5Certain Definitions. For the purposes of this Agreement, the term:
“Adverse Law or Order” means (i) any statute, rule or regulation that has been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Merger, the Redomiciliation or the other Transactions, or (ii) there shall be in effect any order or injunction of a court of competent jurisdiction preventing the consummation of the Merger, the Redomiciliation or the other Transactions.
“Alussa” means Alussa Energy Acquisition Corp., a Cayman Islands exempted company and a wholly owned Subsidiary of FREYR Luxembourg.
“Amendment No. 2 to the Warrant Agreement” means the agreed form of the second amendment to the warrant agreement among FREYR Delaware, FREYR Luxembourg, Alussa and CST as warrant agent, which constitutes an amendment to that certain warrant agreement, dated as of November 25, 2019, by and between Alussa and CST, as amended by amendment no. 1 to such warrant agreement, dated as of July 7, 2021, by and among FREYR, Alussa and CST.
“Business Combination” means the mergers and other transactions contemplated by the Business Combination Agreement.
“Business Combination Agreement” means the Business Combination Agreement, dated as of January 29, 2021, by and among Alussa, FREYR Luxembourg and FREYR AS, among others.
“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in the New York, New York, Wilmington, Delaware, Luxembourg or Oslo, Norway are authorized or required by Law to be closed.
“CST” means Continental Stock Transfer & Trust Company, a New York limited purpose trust company.
“DGCL” means the General Corporation Law of the State of Delaware.
“DSOS” means the Secretary of State of the State of Delaware.
“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Form S-4” means the registration statement on Form S-4 (File No. 333-274434) filed with the SEC by FREYR Delaware (and any amendments thereto) in connection with the offer and issuance of the Common Stock and FREYR Delaware Warrants to be issued pursuant to the Merger shall have become effective under the Securities Act.
“FREYR AS” means FREYR AS, a private limited liability company organized under the laws of Norway.
“FREYR Delaware Board of Directors” means the board of directors of FREYR Delaware.
“FREYR Delaware Bylaws” means the bylaws of FREYR Delaware, as may be amended and restated from time to time.
“FREYR Delaware Certificate” means the Certificate of Incorporation of FREYR Delaware, as may be amended and restated from time to time.
“FREYR Delaware Material Adverse Effect” means any Effect that is materially adverse to the assets, properties, liabilities, financial condition, business or results of operations of FREYR Delaware, taken as a whole; provided, however, that a FREYR Delaware Material Adverse Effect shall not include any Effect arising out of or resulting from: (a) any changes in general United States or global economic conditions; (b) changes generally affecting the industry or industries in which FREYR Delaware operates; (c) any change after the date of this Agreement in Law or the interpretation thereof or GAAP or the interpretation thereof; (d) acts of war, armed hostility or terrorism or any worsening thereof; (e) earthquakes, hurricanes, tornados or other natural disasters or calamities; and (f) the execution and delivery of this Agreement or the announcement or pendency of the Transactions, including the impact thereof on the relationships with employees, customers, suppliers or other third parties (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); provided, further, that if any Effect described in any of clauses (a), (b), (c), (d) or (e) has had a disproportionate adverse impact on FREYR Delaware relative to other companies operating in the industry in which it operates, then the incremental impact of such Effect shall be taken into account for the purpose of determining whether a FREYR Delaware Material Adverse Effect has occurred.
“FREYR Delaware Meeting” means the extraordinary meeting of the sole stockholder of Common Stock for the purpose of seeking the FREYR Delaware Stockholder Approval, including any postponement or adjournment thereof.
“FREYR Delaware Private Warrants” means the FREYR Private Warrants that shall be exercisable for Common Stock and assumed by FREYR Delaware at the Effective Time.
“FREYR Delaware Public Warrants” means the FREYR Public Warrants that shall be exercisable for Common Stock and assumed by FREYR Delaware at the Effective Time.
“FREYR Delaware SEC Documents” means all reports, schedules, statements and other documents required to be filed or furnished by FREYR Delaware under the Securities Act or the Exchange Act, including all certifications required pursuant to the Sarbanes-Oxley Act, since September 8, 2023.
“FREYR Delaware Stockholder Approval” means the affirmative vote of the sole stockholder of the outstanding Common Stock in favor of the adoption of this Agreement at the FREYR Delaware Meeting.
“FREYR EDGE Warrants” means the two series of warrants of FREYR Luxembourg granted to EDGE Global LLC, entitling the holder thereof to purchase one (1) Ordinary Share at a purchase price of $1.22 per share or $0.95 per share.
“FREYR Luxembourg Board of Directors” means the board of directors of FREYR Luxembourg.
“FREYR Luxembourg Material Adverse Effect” means any Effect that is materially adverse to the assets, properties, liabilities, financial condition, business or results of operations of FREYR Luxembourg and the FREYR Luxembourg Subsidiaries, taken as a whole; provided, however, that a FREYR Luxembourg Material Adverse Effect shall not include any Effect arising out of or resulting from: (a) any changes in general United States or global economic conditions; (b) changes generally affecting the industry or industries in which FREYR Luxembourg or any of the FREYR Luxembourg Subsidiaries operates; (c) any change after the date of this Agreement in Law or the interpretation thereof or GAAP or the interpretation thereof; (d) acts of war, armed hostility or terrorism or any worsening thereof; (e) earthquakes, hurricanes, tornados or other natural disasters or calamities; (f) the execution and delivery of this Agreement or the announcement or pendency of the Transactions, including the impact thereof on the relationships with employees, customers, suppliers or other third parties (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (g) any failure by FREYR Luxembourg to meet any internal or published projections (whether published by FREYR Luxembourg or any analysts) or forecasts or estimates of revenues or earnings or results of operations for any period (it being understood and agreed that the facts and circumstances giving rise to any such failure that are not otherwise excluded from the definition of a FREYR Luxembourg Material Adverse Effect may be taken into account in determining whether there has been a FREYR Luxembourg Material Adverse Effect); (h) any change in the price or trading volume of Ordinary Shares or any other publicly traded securities of FREYR Luxembourg or any FREYR Luxembourg Subsidiary (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a FREYR Luxembourg Material Adverse Effect may be taken into account in determining whether there has been a FREYR Luxembourg Material Adverse Effect); and (i) any reduction in the credit rating of FREYR Luxembourg or any of the FREYR Luxembourg Subsidiaries (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a FREYR Luxembourg Material Adverse Effect may be taken into account in determining whether there has been a FREYR Luxembourg Material Adverse Effect); and provided, further, that if any Effect described in any of clauses (a), (b), (c), (d) or (e) has had a disproportionate adverse impact on FREYR Luxembourg or any FREYR Luxembourg Subsidiary relative to other companies operating in the industry in which FREYR Luxembourg or such Subsidiary operates, then the incremental impact of such Effect shall be taken into account for the purpose of determining whether a FREYR Luxembourg Material Adverse Effect has occurred.
“FREYR Luxembourg Meeting” means the extraordinary meeting of the holders of Ordinary Shares for the purpose of seeking the FREYR Luxembourg Shareholder Approval, including any postponement, adjournment or reconvening thereof.
“FREYR Luxembourg RSU Awards” means an award of restricted stock units representing the right to receive an issuance of Ordinary Shares.
“FREYR Luxembourg SEC Documents” means all reports, schedules, statements and other documents required to be filed or furnished by FREYR Luxembourg under the Securities Act or the Exchange Act, including all certifications required pursuant to the Sarbanes-Oxley Act, since February 16, 2021.
“FREYR Luxembourg Shareholder Approval” means the vote in favor of the adoption of this Agreement at the FREYR Luxembourg Meeting by at least two-thirds (2/3) of the votes validly cast at the FREYR Luxembourg Meeting, provided that at least one half of the issued shares of FREYR Luxembourg (other than shares held by or on behalf of FREYR Luxembourg or a direct subsidiary of FREYR Luxembourg) is present or represented at the FREYR Luxembourg Meeting.
“FREYR Luxembourg Subsidiaries” means the Subsidiaries of FREYR Luxembourg.
“FREYR Private Warrants” means (i) the warrants issued in connection with the Business Combination in exchange for private placement warrants to purchase Class A ordinary shares of Alussa, and (ii) the FREYR Working Capital Warrants.
“FREYR Public Warrants” means each one whole warrant (other than the FREYR Private Warrants and FREYR Working Capital Warrants) entitling the holder thereof to purchase one (1) Ordinary Share at a purchase price of $11.50 per share.
“FREYR Working Capital Warrants” means the warrants issued in connection with the Business Combination in exchange for warrants issued upon the conversion of a working capital loan made by the Sponsor to Alussa.
“GAAP” means U.S. Generally Accepted Accounting Principles.
“Governmental Entity” means (a) any national, federal, state, county, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition.
“Law” means any federal, state, local or foreign law (including common law), statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Luxembourg Law” means the Law of August 10, 1915 on commercial companies, as amended.
“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Sponsor” means Alussa Energy Sponsor LLC, a Delaware limited liability company.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.
“Tax” or “Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Entity, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Entity in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.
“Transactions” means the Merger, the Redomiciliation and the other transactions contemplated by this Agreement.
Section 8.6Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Bankruptcy and Equity Exceptions”	Section 3.3(a)
“Cancelled Shares”	Section 2.1(e)
“Certificate of Merger”	Section 1.1(c)
“Closing Date”	Section 1.1(b)
“Code”	Recitals

“Common Draft Terms of Cross-Border Merger”	Recitals
“Common Stock”	Recitals
“FREYR Delaware”	Preamble
“FREYR Delaware Warrants”	Recitals
“FREYR Luxembourg”	Preamble
“FREYR Luxembourg Equity Plans”	Section 2.3(a)
“FREYR Warrants”	Recitals
“Effective Time”	Section 1.1(c)
“Intended U.S. Tax Treatment”	Recitals
“Merger”	Section 1.1(a)
“NYSE”	Section 3.3(b)
“Party”	Preamble
“Ordinary Shares”	Recitals
“Redomiciliation”	Section 1.2
“Surviving Corporation”	Section 1.1(a)

Section 8.7Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.” The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
Section 8.8Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 8.9Entire Agreement; No Third-Party Beneficiaries.

(a)This Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.
(b)This Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.
Section 8.10Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Section 8.11Governing Law; Jurisdiction.
(a) This Agreement and all proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Delaware Superior Court, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Delaware Superior Court, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Delaware Superior Court, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 8.11(b) in the manner provided for notices in Section 8.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.
Section 8.12Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER, THE REDOMICILIATION AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 8.12.
Section 8.13Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
Section 8.14Enforcement; Remedies.
(a)Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
(b)The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article VIII, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance to specifically enforce the terms and provisions of this Agreement and to any further equitable relief. In the event any Party seeks any remedy referred to in this Section 8.14, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.
FREYR BATTERY
By: /s/ Birger Steen
Name: Birger Steen
Title: Director and Authorized Signatory
FREYR BATTERY, INC.
By: /s/ Are L. Brautaset
Name: Are L. Brautaset
Title: CEO and Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
COMMON DRAFT TERMS OF CROSS-BORDER MERGER

SCHEDULE A
LIST OF ASSUMED FREYR LUXEMBOURG EQUITY PLANS
1.The 2019 Incentive Stock Option Plan of FREYR AS issued on September 11, 2019
2.The employment agreement entered into on June 16, 2021 between FREYR AS and Tom Einar Jensen
3.The 2021 Equity Incentive Plan (amended and restated as of May 10, 2023) of FREYR Battery